Exhibit 2

[Letterhead of Hudson Technologies, Inc.]

November 24, 2003

Mr. Robert L. Burr
J.P. Morgan Chase & Co.
1211 Avenue of the Americas
40th Floor
New York, NY 10036

Re:      May 30, 2003 Unsecured Promissory Notes

Dear Mr. Burr:

On May 30, 2003 closed on its new credit facility with Keltic Financial. In connection with that new facility, Hudson executed and delivered unsecured promissory notes to each of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. (collectively, the “Fleming Funds”) in the respective amounts of $495,550.00 and $79,450.00, or a total of $575,000.00 (the “Notes”). Each of these notes provided that interest would be charged monthly, but the payment of the interest was deferred until the note maturity, and that the interest would be added to outstanding principal and would thereafter accrue interest at the rate provided in the Notes. As of November 1, 2003, the outstanding principal amount of each of the Notes was, $509,298.66 and $81,654.28, respectively, and the accrued interest on the Notes as of 11/24/03 is $2,176.80 and $348.96, respectively. The per diem interest rate for the Notes is $90.70 per day and $14.54 per day, respectively.

As you know, Hudson’s registration statement for its Rights Offering was declared effective on September 23, 2003, and the time for shareholders to subscribe for shares under the offering expired on November 7, 2003. As of November 7, 2003, there are 5,092,720 shares available for purchase by the public pursuant to the public portion of the rights offering at the subscription price of $1.10/share. The public portion of the rights offering, originally scheduled to expire on November 20, 2003, has been extended through December 3, 2003.

Hudson hereby extends to each of the Fleming Funds the opportunity to purchase shares in the rights offering at the $1.10 per share price, and to utilize all or part of the remaining outstanding balance and all accrued interest due on Notes as payment for the shares being purchased. This would permit, as of today’s date, the purchase of a total of 464,978 shares by Fleming and 74,548 shares by Fleming Offshore, and to purchase those shares by application by Hudson of the outstanding balance and accrued interest on the Notes to the purchase price, thereby satisfying the Notes to the extent of the Fleming Funds’ participation. In this regard, delivery of the new share certificates to the Fleming Funds would constitute full or partial payment and satisfaction by Hudson of the Notes, depending upon the number of shares purchased.

If the Fleming Funds are interested in proceeding in this fashion, we ask that you execute and complete the bottom portion of this letter to affirm your acceptance and to provide your instructions, and that you fax the completed form to me at (845) 512-6070, and return the original to me by mail.

Please contact the undersigned if you have any questions.

Very Truly Yours,

/s/ Stephen P. Mandracchia
Stephen P. Mandracchia,
Vice President, Secretary

     FLEMING US DISCOVERY FUND III, L.P. hereby accepts the offer by Hudson Technologies, Inc. and authorizes Hudson to apply the amount of $511,475.42 of the outstanding principal and accrued interest due on the May 30, 2003 Unsecured Promissory Note to the purchase of 464,978 shares of Hudson Technologies, Inc. Common Stock, at the purchase price of $1.10/share.

By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner

By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ Robert L. Burr Robert L. Burr, member

     FLEMING US DISCOVERY OFFSHORE FUND III, L.P. hereby accepts the offer by Hudson Technologies, Inc. and authorizes Hudson to apply the amount of $82,003.26 of the outstanding principal and accrued interest due on the May 30, 2003 Unsecured Promissory Note to the purchase of 74,548 shares of Hudson Technologies, Inc. Common Stock, at the purchase price of $1.10/share.

By:	FLEMING US DISCOVERY PARTNERS, L.P., its general partner

By:	FLEMING US DISCOVERY, LLC, its general partner

By:	/s/ Robert L. Burr Robert L. Burr, member